EXHIBIT 99.2

General Indemnity Group Announces the Acquisition of United Casualty and Surety Insurance Company
December 07, 2016 04:23 PM Eastern Standard Time

BOSTON--(BUSINESS WIRE)--General Indemnity Group, LLC, ("GIG"), a subsidiary of Boston Omaha Corporation (OTC: BOMN), announced today that it has completed the previously disclosed acquisition of United Casualty and Surety Insurance Company ("UCS"), of Quincy, Massachusetts. UCS is a leading provider of both contract and commercial surety products, and has earned a reputation for strength and service with its agents and clients. The business and its employees will remain in their current location outside of Boston, under the continued leadership of Todd Carrigan.

As a surety specialist since 1989, United Casualty and Surety has solutions for any situation, offering innovative structures and terms for even the most difficult cases. For more information on UCS, or for any surety needs, please visit: www.unitedcasualty.com

This acquisition continues GIG's entry in the surety space, after its purchase earlier this year of The Warnock Agency, whose site www.EZSuretyBonds.com offers bonds in all 50 states.
General Indemnity Group, LLC

General Indemnity Group, LLC, and its subsidiaries offer a broad range of insurance and related services. For more information on General Indemnity, please visit: www.gi.insure.
United Casualty and Surety Insurance Company

United Casualty and Surety Insurance Co., is a leading provider of both contract and commercial surety products. Established in 1989, UCS has a financial strength rating of A- (excellent) from A.M. Best, and is approved by the United States Department Treasury for Federal Bonds.

Contacts

General Indemnity Group, LLC
Michael Scholl, ACAS, MAAA, (857) 246-9399
President
or
United Casualty and Surety Insurance Company
Todd Carrigan, (617) 471-1112, x 108
President